EXHIBIT F

[Letterhead of]

Ernst & Young

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement and related prospectus of the European Investment Bank for the registration of USD15,000,000,000 of debt securities and to the incorporation by reference therein of our reports dated March 12, 2008 and March 13, 2007, with respect to the financial statements of the European Investment Bank incorporated by reference in its Annual Report (Form 18-K) for the years ended December 31, 2007 and 2006, respectively, filed with the Securities and Exchange Commission of the United States.

ERNST & YOUNG Société Anonyme

/s/ Bernard Lhoest
Bernard LHOEST

Luxembourg, July 30, 2008